Exhibit 10.3

1240 Deming Way

Madison, Wisconsin 53717

No. 8 REFERENCE DATA October 19, 2016

These terms are specific to, and incorporated in, this lease.

No.	Item	Lease Provision
1.02	Premises Area of the Premises

All of the building and seven below-grade test bunkers located outside of the building footprint

61,410 BOMA rentable square feet ("RSF'') excluding the seven below grade test located outside of the building footprint

1.03	Additional Permitted uses	Manufacture, testing and assembly of medical imaging equipment
1.04	Term Effective Date	Through June 30, 2025 November 1, 2016
2.01	Rent	$16.00/RSF/yr No base rent will be charged for July and August 2018
2.02	Rent Adjustment	S0.50/RSF/yr. beginning July J. 2017 and on same date each year thereafter
2.05	Security Deposit	None
4.01	Build out Allowance	Reference Second Amendment to Lease
10.01	Extension Term	Two (2) terms, Five (5) years each

LANDLORD	TENANT
Old Sauk Trails Park Limited Partnership	Accuray Inc.
Gialamas Family Holdings, LLC, its sole general partner	1240 Deming Way
8040 Excelsior Drive, Suite 200	Madison WI 53717-2911
Madison WI 53717-2911

/s/ George Gialamas	/s/ Alexander J Kirkpatrick
George Gialamas, Director	Andrew J Kirkpatrick SVP, Global Operations and Corporate Development

1240 Deming Way Madison, Wisconsin

SECOND AMENDMENT TO LEASE

October 19, 2016

THIS AMENDMENT modifies a lease between Old Sauk Trails Park Limited Partnership as Landlord ("Landlord") and Accuray, Inc FKA Tomotherapy, Inc. ("Tenant") for "Premises" (as identified in Reference Data No. 8) at 1240 Deming Way. Madison, Wisconsin

RECITALS

WHEREAS, Landlord and Tenant are parties to a lease and Lease Addendum dated October 22, 200 I, which was modified on March 8, 2002, May_ 2002, January 30, 2004, April_2004, May 1, 2004, January 26, 2005 and November 16, 2012 (collectively the "Lease") for the building and other improvements at 1240 Deming Way, Madison, Wisconsin; and

WHEREAS, Tenant has requested an extension of the Lease that includes right of early termination, a right of first offer, a right of expansion and a tenant improvement allowance which requires further definition.

NOW, THEREFORE, Landlord and Tenant agree that the Lease is affirmed and shall remain in full force and effect except as provided in Reference Data No. 8 and the following modifications to the Lease:

Section 4.01(e) is created to read:

4.01(e) Tenant Improvement Allowance. Landlord acknowledges that Tenant also leases Premises at 1209 Deming Way, Madison, Wisconsin ("1209 Deming"). Landlord has agreed that it will, in conjunction with Adelphia LLC, the landlord at 1209 Deming, provide a tenant improvement allowance ("TIA") of up to seven hundred fifty thousand dollars ($750,000.00 USD) for use at either or both locations under the following conditions:

i)
The TIA is to be used only for physical alterations, additions or improvements to the Premises, but may include related and necessary design and construction fees, as mutually agreed upon by the parties prior to commencement of construction;
ii)
Payment will be made upon submission of an invoice for work that has been previously approved by Landlord utilizing AIA standards;
iii)
Payment will be made directly to the contractor, vendor or supplier and may be conditioned on receipt of one or more lien waivers;
iv)
The TIA limit is a combined limit such that any amount used at one location will reduce the sum available at the other. Tenant is free to allocate the TIA between the two locations as it chooses; and
v)
Any amount of the TIA not used by December 31, 2018 shall be forfeited and no longer available to Tenant at either location.

10.02 Expansion to Second Building. Section I 0.02 is deleted in its entirety and replaced with the following:

l0.02 Right of Expansion. Landlord agrees to construct a building ('4New Building") containing approximately sixty thousand (60,000) rentable square feet of space for Tenant's use and occupancy on Lot 65, Old Sauk Trails Park, 6th Addition in the City of Madison, Dane County, Wisconsin, under the following conditions:

a)
Tenant must notify Landlord not later than October 1, 2017, of its intention to occupy the New Building;
b)
Landlord and Tenant must agree on the design, specifications and lease terms satisfactory in all aspects for the New Building on or before December I, 2017;
c)
Tenant must sign and return a lease containing agreed upon terms for the New Building within fifteen (15) business days of its receipt from Landlord;
d)
Time is of the essence with respect to each of the above conditions and Tenant's failure to comply timely will terminate this Right.

Notwithstanding the foregoing Right of Expansion, Landlord retains the right to develop part or all of said Lot 65 at any time and in any manner it chooses. If Landlord intends to develop Lot 65, it will notify Tenant of its intention, including a description of the size and preliminary design of the proposed development. Tenant shall thereupon have ten (10) business days to exercise the preceding Right of Expansion. Tenant's failure to do so in the time allowed shall invalidate this Right and eliminate any rights Tenant may have with respect to said Lot 65.

10.01
Right of First Refusal. Section 10.03 is deleted in its entirety and replaced with the following:

10.03 Right of First Offer. Landlord grants to Tenant a right of first offer for the leasing of space in any building ("Building") Landlord may construct on Lot 65, Old Sauk Trails Park 6th Addition, which adjoins the Premises, under the following conditions:

a)
This right only applies to the "Offered Premises" defined as any space which is not leased at the time of completion of the Building and any space that becomes vacant following the completion of the Building during the term of this Lease;
b)
Landlord will notify Tenant of the location, proposed terns and date of availability of the Offered Premises;
c)
Tenant will have ten (10) business days from its receipt of the notice from Landlord to elect to lease the Offered Premises on all the terms and conditions set forth in the Landlord proposal for the Offered Premises (the "Proposal");
d)
Tenant must accept all of the Offered Premises unless Landlord is willing to accept a lease for less than all of it;
e)
If Tenant elects to lease the Offered Premises (or. with Landlord's consent, a portion thereof), it must execute and return to Landlord a lease on all the terms and conditions set forth in the Proposal for the Offered Space within ten (I 0) business days after its receipt from Landlord.

Section 10.4 is created to read:

Section 10.04 Right of Early Termination. Landlord grants to Tenant the right to terminate this Lease as of June 30, 2023 (the "Early Termination Date"), on the following conditions:

a)
Tenant must notify Landlord, in writing, of its intention to terminate the Lease. The notice must be received by Landlord on or before June 30, 2022. Time is of the essence with respect to the receipt of the notice;
b)
Tenant must pay to Landlord, on or before June 30, 2023, a termination fee equal to two

(2) months' Rent and Additional Rent plus all unamortized commissions and Tenant Improvement Allowance as of the Early Termination Date;

c)
Tenant must not be in default under the Lease at the time of Landlord's receipt of the aforesaid notice or on the Early Termination Date.

In witness whereof, Landlord and Tenant have signed this Amendment on October 19, 2016

LANDLORD	TENANT
Old Sauk Trails Park Limited Partnership	Accuray Inc.
Gialamas Family Holdings, LLC, its sole general partner	1240 Deming Way
8040 Excelsior Drive, Suite 200	Madison WI 53717-2911
Madison WI 53717-2911

/s/ George Gialamas	/s/ Andrew J Kirkpatrick
George Gialamas,	Andrew J Kirkpatrick
Director	SVP, Global Operations and Corporate Development